EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-79223) of our report dated May 16, 2003 on the financial statements as of December 31, 2002 and 2001, and for the year ended December 31, 2002 of the Metropolitan Bank and Trust 401(k) Plan appearing on page 4 of this Form 11-K.

/s/    CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Columbus, Ohio

June 27, 2003